Exhibit (h)(1)(iii)

[FORM] OF AMENDMENT NO. 3

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 3 effective as of [            , 2014] (“Amendment No. 3”) to the Mutual Funds Service Agreement, dated as of May 1, 2011, as amended (the “Agreement”) between AXA Premier VIP Trust, a Delaware statutory trust (“Trust”) and AXA Equitable Funds Management Group, LLC (“FMG LLC”), a Delaware limited liability company.

WHEREAS, FMG LLC and the Trust desire to modify the fees paid with respect to the CharterSM Small Cap Growth Portfolio (formerly, Multimanager Small Cap Growth Portfolio), CharterSM Small Cap Value Portfolio (formerly, Multimanager Small Cap Value Portfolio), and CharterSM Multi-Sector Bond Portfolio (formerly, Multimanager Multi-Sector Bond Portfolio), (each a “Charter Portfolio”) to the Agreement in light of the conversion of these portfolios to funds-of-funds;

NOW THEREFORE, the Trust and FMG LLC hereby agree to modify and amend the Agreement as follows:

1.	Schedule A: Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:		By:
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Chairman, Chief Executive Officer and President

SCHEDULE A

AMENDMENT NO. 3 TO

MUTUAL FUNDS SERVICE AGREEMENT

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

A.	For the services rendered under this Agreement, the Trust shall pay to FMG LLC an annual fee in accordance with the following schedule:

(i)	(a) $32,500 for each Allocation and Target Allocation Portfolio whose total average annual net assets are less than $5 billion; and
(b) $32,500 for each Multimanager Portfolio whose total average annual net assets are less than $5 billion;
(c) $32,500 for each Charter Portfolio;

(ii)	With respect to the Multimanager Portfolios:

0.150 of 1% of total assets of the Multimanager Portfolios up to and including $15 billion;

0.125 of 1% of total assets of the Multimanager Portfolios in excess of $15 billion and up to and including $30 billion;

0.100 of 1% of total assets of the Multimanager Portfolios in excess of $30 billion; and

(iii)	With respect to the Allocation Portfolios and Target Allocation Portfolios, the following fee shall be calculated separately for each Allocation Portfolio and Target Allocation Portfolio:

0.150 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio up to and including $15 billion;

0.125 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio in excess of $15 billion and up to and including $20 billion;

0.100 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio in excess of $20 billion.

(v)	With respect to the Charter Portfolios, the following fee shall be calculated separately for each Charter Portfolio:

0.150 of 1% of total assets of each Charter Portfolio

B.

The foregoing calculations are based on the average daily net assets of the Trust as described. The fees for the (i) Multimanager Portfolios will be computed on a quarterly basis and billed and paid on an annual basis; and (ii) the Allocation Portfolios, Target Allocation Portfolios and Charter Portfolios will be computed, billed and paid on an annual basis.

C.	Approved out-of-pocket expenses, as provided in Section 5 will be computed, billed and payable monthly.